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MEMORANDUM AGREEMENT dated as of April   1999 between TELTRAN INTERNATIONAL
GROUP, LTD. ("Teltran") and ANTRA HOLDINGS GROUP, INC. ("Antra").

         On this data Teltran agreed to issue 2,000,000 shares of its common stock "Teltran Shares") for 2,000,000 shares of common stock of Antra ("Antra Shares").

         The parties agree that an assumption of the aforesaid exchange is that the price in the shor term of the Teltran Shares and Antra Shares are approximately equivalent. The parties further agree that both the Teltran Shares and the Antra Shares shall be valued again at January 3, 2000 "Valuation Date".

         If on the Valuation Date the aggregate Market Value (as hereinafter defined) of the shares ("Issuer Shares") issued by either party ("Issuer") is less than eighty (80%) percent of the Market Value of the shares received ("Recipient Shares") by the Issuer from the other party ("Other Party") then the Issuer shall issue to the Other Party additional Issuer Shares. The number of additional Issuer Shares shall be such number of shares as shall have an aggregate market value on the Valuation Date equal to the difference between eighty (80%) percent of the Market Value of the Recipient Shares on such date and the aggregate Market Value of the Issuer Shares initially issued on the Valuation Date.

         For purposes of this Agreement the Market Value of a parties securities on a particular date shall be equal to the average market price of such securities during the fifteen business days prior to such date. The market price of a security on a particular day shall refer to the closing bid price if the stock is traded primarily in the over-the-counter market and is listed for trading or is traded on either the electronic bulletin board or other NASDAQ market. If the shares are traded in the over-the-counter market and not quoted electronically then that average bid price set forth in quotations listed by the National Quotation Bureaus shall be the market price. If the shares are primarily traded on an Exchange then the market price shall be the closing price.

         Each of Teltran and Antra represent to the other that the shares of the other party receives hereby has been acquired for investment and not for public distribution. Each agree that the respective shares received by them will not be sold or transferred except pursuant (i) to an effective registration statement under the Securities Act of 1933, as amended, or (ii) an opinion of Company's counsel that such transfer is made pursuant to an exemption from such registration requirements. The certificates representing the shares shall have a legend reflecting the foregoing and shall be subject to a stop transfer order.

TELTRAN INTERNATIONAL GROUP LTD.          ANTRA HOLDINGS GROUP, INC.

By: /s/                                   By: /s/
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